EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES SALE OF
SPRINGHILL SUITES JACKSONVILLE FOR $11.2 MILLION
DALLAS, December 4, 2019 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced the sale of the 102-room SpringHill Suites Jacksonville in Jacksonville, Florida for $11.2 million ($109,000 per key). The sales price, inclusive of buyer’s estimated anticipated capex of $2.5 million, represents a trailing twelve-month cap rate of 5.9% on net operating income and a 14.3x Hotel EBITDA multiple as of October 31, 2019.
The hotel was unencumbered by debt, and the net proceeds of approximately $10.8 million from the sale will be used for general corporate purposes. Based upon the 12-month period ended October 31, 2019, the hotel achieved an occupancy rate of 81% and Average Daily Rate of $118 resulting in a $95 RevPAR. This compares to the Company’s trailing 12-month RevPAR of $128 as of October 31, 2019. A reconciliation of non-GAAP financial measures is included in the financial table below.
“This transaction is another successful example of our focus on unlocking embedded value in our portfolio by selling an asset at a very attractive cap rate compared to our current market valuation,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “We are pleased with the financial results of our ongoing asset sales which have sought to enhance our balance sheet and provide additional liquidity for other potential future opportunities.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Ashford Hospitality Trust
SpringHill Suites Jacksonville
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

12 Months
Ended October 31, 2019
Hotel Net Income	$0.1

Adjustment:
Depreciation and amortization	$0.8
Interest expense	$—

Hotel EBITDA	$1.0

Adjustment:
Capital reserve	$(0.1)

Hotel Net Operating Income	$0.8

(1) All information in this table is based upon unaudited operating financial data for the prior twelve month period ended October 31, 2019. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.

EBITDA is defined as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), before interest, taxes, depreciation and amortization. Hotel EBITDA multiple is defined as the purchase price divided by the trailing 12 month EBITDA. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's hotel EBITDA minus a capital expense reserve of either 4% or 5% of gross revenues.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; changes in our industry and the markets in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust's filings with the Securities and Exchange Commission. The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

-END-